EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Sandy Pfaff
415-459-8800
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS STRONG THIRD QUARTER EARNINGS
INCREASES QUARTERLY CASH DIVIDEND TO SHAREHOLDERS

NOVATO, CA, October 24, 2011 – Bank of Marin Bancorp (“Bancorp”, NASDAQ: BMRC) announced third quarter 2011 earnings of $4.2 million, up 26%, from $3.4 million in the third quarter of 2010. Diluted earnings per share were $0.79, up $0.16 from the same quarter a year ago. Earnings for the nine-month period ended September 30, 2011 totaled $12.2 million, up 26%, from $9.6 million in the same period a year ago. Diluted earnings per share for the nine-month period ended September 30, 2011 totaled $2.26, up $0.44 from $1.82 for the same period a year ago. 2011 earnings include the impact of the FDIC1-assisted acquisition of certain assets and the assumption of certain liabilities of the former Charter Oak Bank on February 18, 2011 (the “Acquisition”).

“We are pleased to report strong earnings this quarter driven by high credit quality and the Napa acquisition. This year we have also opened two new offices in Santa Rosa and Sonoma, which position the Bank for continued growth,” said Russell A. Colombo, Chief Executive Officer. “By investing in our branch network and operational infrastructure, including hiring senior-level talent, we are creating value for our customers, employees and shareholders.”

Bancorp also provided the following highlights on its operating and financial performance for the third quarter of 2011:

●	The acquired operations of the former Charter Oak Bank contributed approximately $1.6 million to Bancorp’s pre-tax, third-quarter income, and $4.0 million to Bancorp’s pre-tax year-to-date income.

●
Credit quality remains solid with non-performing loans at 1.08% of loans, down from 1.13% a year ago. Results include a $2.5 million lower loan loss provision from the prior quarter, primarily due to fewer newly identified loans requiring a specific reserve and a decrease in the construction portfolio, which is assigned a higher allowance factor.

●	Loans grew $6.0 million, or 0.6%, over last quarter, primarily related to new relationships.

●
Total deposits grew $37.6 million, or 3.3%, over last quarter, with non-interest bearing deposits growing $27.5 million or 7.9%.  Non-interest bearing deposits totaled 31.8% of deposits at September 30, 2011, compared to 30.4% at the prior quarter-end.

●
On October 3, 2010, Bank of Marin opened its seventeenth full service branch in Sonoma, California.  With pre-opening business development efforts, the Sonoma branch has already generated $1.8 million in deposits and $2.4 million in loans as of September 30, 2011.

●
In a conscious effort to address excess liquidity, Bancorp paid off a $20 million FHLB2 fixed-rate advance at 2.54%.  The pre-payment penalty of $924 thousand, pre-tax, reduced the net interest margin by 28 basis points for the third quarter and 10 basis points on a year-to-date basis.

●
On October 21, 2011, the Board of Directors declared a quarterly cash dividend of $0.17 per share, a $0.01 increase from prior quarter.  The cash dividend is payable to shareholders of record at the close of business on November 3, 2011 and will be payable on November 14, 2011.

_________________________________
1 Federal Deposit Insurance Corporation
2 Federal Home Loan Bank of San Francisco

Loans and Credit Quality

Total loans reached $992.6 million at September 30, 2011, representing an increase of $54.5 million, or 5.8%, over a year ago, and an increase of $6.0 million, or 0.6%, from June 30, 2011. The increase from the same quarter a year ago largely reflects $61.8 million of loans purchased and measured at fair value without loss share as part of the Acquisition, partially offset by a decreased emphasis on certain product lines, including construction lending, as well as payoffs due to the successful resolution of several high credit risk loans.

Non-performing loans totaled $10.7 million or 1.08% of Bancorp’s loan portfolio at September 30, 2011, compared to $10.6 million or 1.13% a year ago and $8.7 million, or 0.88%, at June 30, 2011. Accruing loans past due 30 to 89 days totaled $5.0 million at September 30, 2011, compared to $4.6 million a year ago and $763 thousand at June 30, 2011.

“We have a consistent, disciplined, and proactive approach to managing our loans which results in a high quality portfolio,” said Kevin Coonan, Chief Credit Officer. “Our process focuses on early risk recognition, and active account management to help maintain our strong credit quality and ultimately the overall health of the Bank.”

Non-performing loans exclude certain PCI3 loans that are accreting interest.  PCI loans totaled $6.5 million at September 30, 2011 (including loans totaling $3.9 million that are accreting interest), compared to $7.9 million at June 30, 2011.

Bancorp’s loan loss provision totaled $500 thousand in the third quarter of 2011, a decrease of $900 thousand from the same quarter a year ago, and a decrease of $2.5 million from the second quarter of 2011.  The decreases to the provision for loan losses reflect fewer newly identified loans requiring a specific reserve and a decrease in the construction portfolio, which is assigned a higher allowance factor. Net charge-offs in the third quarter of 2011 totaled $1.2 million and remained relatively unchanged from the same quarter a year ago, compared to $2.1 million in the prior quarter. The provision for loan losses for the nine-month period ended September 30, 2011 totaled $4.6 million, compared to $4.3 million in the same period a year ago. The allowance for loan losses of $13.2 million totaled 1.33% of loans at September 30, 2011, compared to 1.28% and 1.41% at September 30, 2010 and June 30, 2011, respectively.  The decrease in the allowance for loan losses as a percentage of loans from the prior quarter primarily reflects third-quarter charge-offs of loans with previously established specific reserves.

Deposits

Total deposits grew $153.2 million, or 15%, over a year ago to $1.2 billion. The higher level of deposits reflects growth in most deposit categories, except for CDARS® time deposits, which decreased $38.1 million. Demand deposits comprised 31.8% of total deposits at September 30, 2011, compared to 30.4% at June 30, 2011 and 27.0% a year ago.

Earnings

The acquired operations of the former Charter Oak Bank contributed approximately $1.6 million to Bancorp’s pre-tax, third-quarter income, including $448 thousand of gains recognized in interest income on pay-offs of PCI loans, $405 thousand of accretion on purchased non-credit impaired loans, and $34 thousand in loan loss provision. The acquired operations of the former Charter Oak Bank contributed approximately $4.0 million to Bancorp’s pre-tax, year-to-date income, including $2.6 million of accretion on purchased non-credit impaired loans, $1.7 million of gains recognized in interest income on pay-offs of PCI loans, $1.0 million in Acquisition-related third-party costs, $1.0 million in loan loss provision, and $146 thousand in bargain purchase gain. The quarterly and year-to-date income amounts discussed above exclude allocated overhead and allocated cost of funds. The current level of accretion is expected to continue to decline.

The tax-equivalent net interest margin was 4.76% in the third quarter of 2011, compared to 4.88% in the same quarter last year and 5.51% in the second quarter of 2011. Net interest income in the third quarter of 2011 totaled $15.2 million, increasing $1.3 million, or 9.0%, from the same period last year.  The increase primarily reflects the acquisition of loans from the former Charter Oak Bank and a reduction in the cost of deposits, partially offset by a $924 thousand pre-payment penalty on an FHLB advance. Net interest income decreased $1.8 million, or 10.5%, from the prior quarter, primarily related to the pre-payment penalty on an FHLB advance discussed above, a lower level of gains resulting from PCI loan pay-offs, as well as a lower level of accretion on purchased non-credit impaired loans as loans mature.
_________________________________
3 Purchase Credit Impaired Loans

The tax-equivalent net interest margin was 5.25% in the first nine months of 2011 compared to 4.96% in the first nine months of 2010. The net interest income for the first nine months of 2011 totaled $48.1 million, representing an increase of $7.3 million, or 17.8%, from the same period last year. The increase primarily reflects the acquisition of loans from the former Charter Oak Bank and a reduction in the cost of deposits, partially offset by the pre-payment penalty on the FHLB advance discussed above.

“As we expand the Bank of Marin franchise, we also look to create efficiencies by offsetting the costs of growth with expense savings, “ said Christina Cook, Chief Financial Officer. “From renewing office space leases at market rates to improving processes through automation, our goal is to closely manage expenses overall.”

Non-interest income in the third quarter of 2011 totaled $1.6 million, compared to $1.3 million in the same period last year, and remained relatively unchanged from the prior quarter. The increase from the same quarter a year ago reflects higher Wealth Management and Trust Services fees and other income. Non-interest income for the first nine months of 2011 totaled $4.7 million, an increase of $584 thousand, or 14.0%, from the first nine months of 2010. The increase relates to the pre-tax bargain purchase gain of $146 thousand from the Acquisition and higher Wealth Management and Trust Services fees.

Non-interest expense totaled $9.4 million in the third quarter of 2011, an increase of $914 thousand, or 10.7%, from the same quarter a year ago.  The increase primarily reflects higher personnel costs and higher occupancy and equipment cost associated with branch expansion, as well as data processing costs associated with the Acquisition. Non-interest expense decreased $577 thousand, or 5.8%, from the prior quarter due to the absence of one-time Acquisition related third-party costs, which totaled $642 thousand in the prior quarter. Non-interest expense totaled $28.5 million and $25.3 million in the first nine months of 2011 and 2010, respectively, representing a 12.8% increase. The increase primarily reflects higher personnel and occupancy costs associated with branch expansion, as well as one-time Acquisition-related third-party costs of approximately $1.0 million, partially offset by lower FDIC insurance expense due to a change in the FDIC assessment base.

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets total $1.4 billion. Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp, is the largest community bank in Marin County with seventeen offices in Marin, San Francisco, Napa and Sonoma counties. The Bank's Administrative offices are located in Novato, California. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting the local community. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index, is recognized as a Top 200 Community Bank, ranked number 43 in the U.S. by US Banker Magazine, and has received the highest five star rating from Bauer Financial for more than ten years (www.bauerfinancial.com). Celebrating its 21st anniversary in 2011, Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, estimated fair values related to the assets acquired and liabilities assumed of the former Charter Oak Bank, general economic conditions, the  economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
September 30, 2011

(dollars in thousands, except per share data; unaudited)

THIRD QUARTER	QTD 2011	QTD 2010	CHANGE	% CHANGE

NET INCOME	$4,233	$3,359	$874	26.0%
DILUTED EARNINGS PER COMMON SHARE	$0.79	$0.63	$0.16	25.4%
RETURN ON AVERAGE ASSETS (ROA)	1.23%	1.10%	0.13%	11.8%
RETURN ON AVERAGE EQUITY (ROE)	12.78%	11.32%	1.46%	12.9%
EFFICIENCY RATIO	56.13%	55.70%	0.43%	0.8%
TAX-EQUIVALENT NET INTEREST MARGIN 1	4.76%	4.88%	(0.12%)	(2.5%)
NET CHARGE-OFFS	$1,196	$1,150	$46	4.0%
NET CHARGE-OFFS TO AVERAGE LOANS	0.12%	0.12%	0.00%	0.0%

YEAR-TO-DATE	YTD 2011	YTD 2010	CHANGE	% CHANGE

NET INCOME	$12,181	$9,644	$2,537	26.3%
DILUTED EARNINGS PER COMMON SHARE	$2.26	$1.82	$0.44	24.2%
RETURN ON AVERAGE ASSETS (ROA)	1.24%	1.10%	0.14%	12.7%
RETURN ON AVERAGE EQUITY (ROE)	12.74%	11.27%	1.47%	13.0%
EFFICIENCY RATIO	54.02%	56.25%	(2.23%)	(4.0%)
TAX-EQUIVALENT NET INTEREST MARGIN 1	5.25%	4.96%	0.29%	5.8%
NET CHARGE-OFFS	$3,718	$2,895	$823	28.4%
NET CHARGE-OFFS TO AVERAGE LOANS	0.38%	0.31%	0.07%	22.6%

AT PERIOD END	September 30, 2011	September 30, 2010	CHANGE	% CHANGE

TOTAL ASSETS	$1,362,717	$1,219,214	$143,503	11.8%

LOANS:
COMMERCIAL	$172,389	$152,188	$20,201	13.3%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$160,558	$144,931	$15,627	10.8%
COMMERCIAL INVESTOR-OWNED	$420,427	$374,030	$46,397	12.4%
CONSTRUCTION	$54,806	$82,581	$(27,775)	(33.6%)
HOME EQUITY	$97,323	$89,052	$8,271	9.3%
OTHER RESIDENTIAL	$63,850	$67,914	$(4,064)	(6.0%)
INSTALLMENT AND OTHER CONSUMER LOANS	$23,290	$27,438	$(4,148)	(15.1%)
TOTAL LOANS	$992,643	$938,134	$54,509	5.8%

NON-PERFORMING LOANS 2:
COMMERCIAL	$3,147	$1,562	$1,585	101.5%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$2,169	$3,388	$(1,219)	(36.0%)
CONSTRUCTION	$3,028	$4,955	$(1,927)	(38.9%)
HOME EQUITY	$583	$150	$433	288.7%
OTHER RESIDENTIAL	$1,400	$150	$1,250	833.3%
INSTALLMENT AND OTHER CONSUMER LOANS	$413	$404	$9	2.2%
TOTAL NON-PERFORMING LOANS	$10,740	$10,609	$131	1.2%

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE3	$4,967	$4,636	$331	7.1%
LOAN LOSS RESERVE TO LOANS	1.33%	1.28%	0.05%	3.9%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	1.23	x	1.13	x	0.10	x	8.8%
NON-PERFORMING LOANS TO TOTAL LOANS	1.08%	1.13%	(0.05%)	(4.4%)
TEXAS RATIO 4	7.52%	8.23%	(0.71%)	(8.6%)

TOTAL DEPOSITS	$1,176,525	$1,023,278	$153,247	15.0%
LOAN TO DEPOSIT RATIO	84.4%	91.7%	(7.3%)	(8.0%)
STOCKHOLDERS' EQUITY	$133,001	$118,614	$14,387	12.1%
BOOK VALUE PER SHARE	$24.95	$22.56	$2.39	10.6%
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS 5	9.71%	9.73%	(0.02%)	(0.2%)
TOTAL RISK BASED CAPITAL RATIO-BANK 6	13.0%	12.5%	0.5%	4.0%
TOTAL RISK BASED CAPITAL RATIO-BANCORP6	13.3%	12.9%	0.4%	3.1%

1  Net interest income is annualized by dividing actual number of days in the period times 360 days.
2  Excludes purchased-credit impaired (PCI) loans with a carrying value of $3.9 million that are accreting interest at September 30, 2011 and zero at September 30, 2010. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
3  Excludes purchased-credit impaired loans.
4  Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
5  Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets.  Tangible assets exclude core deposit intangibles totaling $695 thousand at September 30, 2011 and zero at September 30, 2010.
6  Current period estimated.

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENTS OF CONDITION
at September 30, 2011, June 30, 2011 and September 30, 2010

(in thousands, except share data; unaudited)	September 30, 2011	June 30, 2011	September 30, 2010

Assets
Cash and due from banks	$130,675	$88,043	$73,546
Short-term investments	2,111	22,116	24,208
Cash and cash equivalents	132,786	110,159	97,754

Investment securities
Held to maturity, at amortized cost	39,077	35,514	29,809
Available for sale (at fair value; amortized cost $156,531, $164,371 and $114,625 at September 30, 2011, June 30, 2011, and September 30, 2010, respectively)	159,478	167,406	118,113
Total investment securities	198,555	202,920	147,922

Loans, net of allowance for loan losses of $13,224, $13,920 and $12,023 at September 30, 2011, June 30, 2011 and September 30, 2010, respectively	979,419	972,714	926,111
Bank premises and equipment, net	9,624	9,280	8,584
Interest receivable and other assets	42,333	42,320	38,843

Total assets	$1,362,717	$1,337,393	$1,219,214

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$373,844	$346,317	$276,320
Interest bearing
Transaction accounts	128,916	133,429	99,367
Savings accounts	74,392	72,458	52,991
Money market accounts	417,505	403,782	392,381
CDARS® time accounts	32,592	31,674	70,661
Other time accounts	149,276	151,246	131,558
Total deposits	1,176,525	1,138,906	1,023,278

Federal Home Loan Bank borrowings	35,000	55,000	55,000
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	13,191	9,429	17,322

Total liabilities	1,229,716	1,208,335	1,100,600

Stockholders' Equity
Preferred stock, no par value, $1,000 per share liquidation preference
Authorized - 5,000,000 shares; none issued	---	---	---
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,331,368 shares, 5,321,227 shares and 5,258,487 shares at September 30, 2011, June 30, 2011 and September 30, 2010, respectively	56,670	56,265	54,664
Retained earnings	74,622	71,241	61,927
Accumulated other comprehensive income, net	1,709	1,552	2,023

Total stockholders' equity	133,001	129,058	118,614

Total liabilities and stockholders' equity	$1,362,717	$1,337,393	$1,219,214

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Nine months ended
(in thousands, unaudited)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010

Interest income
Interest and fees on loans	$15,567	$16,862	$14,296	$48,329	$42,146
Interest on investment securities
Securities on U.S. Government agencies	1,153	745	829	2,631	2,442
Obligations of state and political subdivisions	298	303	284	903	855
Corporate debt securities and other	151	171	144	433	452
Interest on Federal funds sold and short-term investments	56	56	48	152	98
Total interest income	17,225	18,137	15,601	52,448	45,993

Interest expense
Interest on interest-bearing transaction accounts	35	48	32	121	81
Interest on savings accounts	21	25	27	75	79
Interest on money market accounts	326	341	602	1,004	2,128
Interest on CDARS® time accounts	50	48	221	192	663
Interest on other time accounts	305	315	391	978	1,122
Interest on borrowed funds	1,268	357	363	1,977	1,070
Total interest expense	2,005	1,134	1,636	4,347	5,143

Net interest income	15,220	17,003	13,965	48,101	40,850
Provision for loan losses	500	3,000	1,400	4,550	4,300
Net interest income after provision for loan losses	14,720	14,003	12,565	43,551	36,550

Non-interest income
Service charges on deposit accounts	478	468	446	1,389	1,355
Wealth Management and Trust Services	486	469	364	1,389	1,127
Other income	601	644	497	1,967	1,679
Total non-interest income	1,565	1,581	1,307	4,745	4,161

Non-interest expense
Salaries and related benefits	5,320	5,220	4,665	15,469	13,832
Occupancy and equipment	1,021	1,093	880	3,021	2,692
Depreciation and amortization	329	314	335	951	1,033
FDIC insurance	189	214	388	790	1,125
Data processing	642	909	491	2,133	1,422
Professional services	465	740	550	1,938	1,436
Other expense	1,455	1,508	1,198	4,247	3,780
Total non-interest expense	9,421	9,998	8,507	28,549	25,320
Income before provision for income taxes	6,864	5,586	5,365	19,747	15,391

Provision for income taxes	2,631	2,147	2,006	7,566	5,747
Net income	$4,233	$3,439	$3,359	$12,181	$9,644

Net income per common share:
Basic	$0.80	$0.65	$0.64	$2.30	$1.84
Diluted	$0.79	$0.64	$0.63	$2.26	$1.82

Weighted average shares used to compute net income per common share:
Basic	5,310	5,300	5,241	5,298	5,231
Diluted	5,390	5,385	5,311	5,381	5,305

Dividends declared per common share	$0.16	$0.16	$0.15	$0.48	$0.45

	Three months ended			Three months ended			Three months ended
	September 30, 2011			June 30, 2011			September 30, 2010
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$94,153	$56	0.23%	$89,952	$56	0.25%	$65,461	$48	0.29%
Investment securities
U.S. Government agencies (2)	142,459	1,153	3.24%	117,057	745	2.55%	94,255	829	3.52%
Corporate CMOs and other (2)	18,053	151	3.35%	16,401	171	4.17%	12,333	144	4.67%
Obligations of state and political subdivisions (3)	35,064	449	5.12%	34,986	460	5.26%	30,068	431	5.73%
Loans and banker's acceptances (1) (3) (4)	982,165	15,676	6.25%	979,550	16,955	6.85%	935,116	14,374	6.01%
Total interest-earning assets (1)	1,271,894	17,485	5.38%	1,237,946	18,387	5.88%	1,137,233	15,826	5.45%
Cash and non-interest-bearing due from banks	46,799			45,133			34,464
Bank premises and equipment, net	9,484			8,971			8,524
Interest receivable and other assets, net	32,825			38,391			32,056
Total assets	$1,361,002			$1,330,441			$1,212,277
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$129,862	$35	0.11%	$127,544	$48	0.15%	$102,982	$32	0.12%
Savings accounts	72,288	21	0.12%	69,357	25	0.14%	52,091	27	0.21%
Money market accounts	413,186	326	0.31%	395,159	341	0.35%	388,549	602	0.61%
CDARS® time accounts	32,139	50	0.62%	31,879	48	0.60%	78,318	221	1.12%
Other time accounts	150,199	305	0.81%	156,008	315	0.81%	130,276	391	1.19%
FHLB fixed-rate advances	52,391	1,232	9.33%	55,000	320	2.33%	55,000	323	2.33%
Subordinated debenture (1)	5,000	36	2.82%	5,000	37	2.93%	5,000	40	3.13%
Total interest-bearing liabilities	855,065	2,005	0.93%	839,947	1,134	0.54%	812,216	1,636	0.80%
Demand accounts	364,502			346,469			271,591
Interest payable and other liabilities	10,035			16,062			10,744
Stockholders' equity	131,400			127,963			117,726
Total liabilities & stockholders' equity	$1,361,002			$1,330,441			$1,212,277
Tax-equivalent net interest income/margin (1)		$15,480	4.76%		$17,253	5.51%		$14,190	4.88%
Reported net interest income/margin (1)		$15,220	4.68%		$17,003	5.43%		$13,965	4.81%
Tax-equivalent net interest rate spread			4.45%			5.34%			4.65%

	Nine months ended			Nine months ended
	September 30, 2011			September 30, 2010
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$81,609	$152	0.25%	$37,292	$96	0.34%
Federal funds sold	86	---	0.01%	4,076	2	0.06%
Investment securities
U.S. Government agencies (2)	117,413	2,631	2.99%	90,507	2,442	3.60%
Corporate CMOs and other (2)	16,783	433	3.44%	13,017	452	4.63%
Obligations of state and political subdivisions (3)	34,984	1,370	5.22%	30,265	1,298	5.98%
Loans and banker's acceptances (1) (3) (4)	975,548	48,621	6.57%	928,807	42,358	5.49%
Total interest-earning assets (1)	1,226,423	53,207	5.72%	1,103,964	46,648	5.57%
Cash and non-interest-bearing due from banks	44,684			33,648
Bank premises and equipment, net	8,977			8,167
Interest receivable and other assets, net	34,136			30,964
Total assets	$1,314,220			$1,176,743
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$123,436	$121	0.13%	$96,837	$81	0.11%
Savings accounts	67,963	75	0.15%	50,551	79	0.21%
Money market accounts	396,626	1,004	0.34%	394,084	2,128	0.72%
CDARS® time accounts	39,402	192	0.65%	71,762	663	1.24%
Other time accounts	151,612	978	0.86%	122,126	1,122	1.23%
FHLB borrowings	54,683	1,868	4.57%	55,000	958	2.33%
Subordinated debenture (1)	5,000	109	2.87%	5,000	112	2.95%
Total interest-bearing liabilities	838,722	4,347	0.69%	795,360	5,143	0.86%
Demand accounts	334,747			257,736
Interest payable and other liabilities	12,904			9,208
Stockholders' equity	127,847			114,439
Total liabilities & stockholders' equity	$1,314,220			$1,176,743
Tax-equivalent net interest income/margin (1)		$48,860	5.25%		$41,505	4.96%
Reported net interest income/margin (1)		$48,101	5.17%		$40,850	4.88%
Tax-equivalent net interest rate spread			5.03%			4.71%

(1) Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
(2) Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
(3) Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
(4) Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.